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Exhibit 10.10

Commercial Lease Termination Agreement

        This Commercial Lease Termination Agreement (this "Agreement") dated January 20, 2004 is made between Bravante-Curci Investors, L.P., a California limited partnership ("BCI"), and DPAC Technologies Corp., a California Corporation ("Lessee").

Recitals

        This termination agreement is in reference to the signed Standard Industrial/Commercial Single-Tenant Lease—Gross dated September 9, 2003 (the "Lease"), executed between BCI (therein the Lessor) and Lessee on September 30, 2003 for premises consisting of a two-story, corporate headquarters building with approximately 24,026 rentable square feet located at 3545 Howard Way, Costa Mesa, California 92626 and is further described as APN 415-112-20 (the "Premises").

        Lessee desires to terminate the Lease and BCI is willing to accept the termination of the Lease, and to settle and dispose of, fully and completely, any and all claims, demands and causes of action now existing or hereafter arising out of, in connection with, or relating to the termination of the Lease or the Premises.

        FOR GOOD AND VALUABLE CONSIDERATIONS, the receipt and sufficiency of which are hereby acknowledged, BCI and Lessee agree as follows:

Agreement

        1.     On or before February 1, 2004, Lessee will pay BCI the amount of $33,429 (This represents $81,000 in commissions less $22,344 rent deposit and $25,227 security deposit). The $81,000 represents the commission to the two brokers of record under the Lease. The payment represents commissions of $23,667 (as negotiated) to Lee & Associates-Newport Beach, Inc. and $57,333 to Staubach Company.

        2.     On or before February 1, 2004, Lessee will pay BCI $130,000, representing the payment of $20,000 for February 2004 and $110,000 (representing a payment of the minimum of $10,000 per month for the remaining eleven months). Then each month over the next eleven months, commencing March, 2004 and ending January, 2005, Lessee will pay BCI at the rate of $10,000 per month (with the amount subject to adjustment as described below) representing the costs of termination of the Lease. Payment will be made by the fifth day of each month and total payments shall not be less than $120,000 and shall not exceed $240,000 over this twelve-month period.

        3.     During the period commencing February 1, 2004, BCI will use reasonable diligence to lease the Premises, (the "New Lease"). BCI's failure to do so shall in no event relieve Lessee of its obligations hereunder. Upon the signing of the New Lease (as of the date of a new lessee signing the lease or occupancy, whichever is earlier), DPAC will be notified by BCI, and the monthly payment, referenced in Item 2 above will cease. DPAC will be notified by the broker of record on the property, the date of the new lease. DPAC has the option of paying the balance in full at any time, without penalty.

        4.     Upon payment and/or performance in full of all obligations of Lessee hereunder, the Lease shall be terminated effective as of its inception date and shall be of no force or effect whatsoever from the beginning.

        5.     Upon payment and/or performance in full of all obligations of Lessee hereunder, BCI and DPAC each hereby releases and discharges the other and any of its respective officers, directors, employees, agents, parents, subsidiaries, insurers and affiliates from all debts, demands, actions, causes of action, suits, accounts, covenants, agreements, promises, judgments, damages, claims and liabilities whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, arising out of, in connection with, or relating to the Lease, the termination of the Lease or the Premises. Any financial obligation relating to the facility entered into by DPAC from the date of the lease to this termination date remains the responsibility of DPAC. Nothing contained in this Section shall prevent BCI or DPAC from enforcing the terms of this Agreement.

        6.     Civil Code Section 1542. BCI and DPAC each hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code that provides:

          "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him, must have materially affected his settlement with the debtor."

        7.     Miscellaneous.

          (a)   Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

          (b)   Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

      If to DPAC:

      DPAC Technologies Corp.
      Attn: Chief Executive Officer
      7321 Lincoln Way
      Garden Grove, CA 92841

      If to BCI:

      Bravante-Curci Investors, L.P.
      2216 Hyde Way
      Visalia, Calif. 93291

          (c)   Amendment and Waiver. No amendment or modification of this Agreement will be effective unless set forth in a written instrument signed by BCI and DPAC. No failure or delay in exercising any right, power, or privilege hereunder will operate as a waiver hereof, nor will any single or partial exercise preclude any other or further exercise of any such right, power, or privilege.

          (d)   Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

          (e)   Entire Agreement. This Agreement constitutes the entire agreement between BCI and DPAC with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings, and/or agreements, oral or written, between BCI and DPAC with respect to the subject matter hereof.

          (f)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          (g)   Headings. The section and subsection headings in this Agreement are provided for convenience only, and shall not be considered in the construction or interpretation of any of its provisions.

          (h)   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of BCI and DPAC and their respective successors and permitted assigns.

          (i)    Late charge. Any amount due hereunder which is due for more than five (5) days from the due date shall be subject to a 5% late charge. Further any amounts unpaid thereafter shall accrue interest at the maximum non-usurious rate allowed by law.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the dates specified below their respective signatures.

By BCI (Lessor):
Bravante-Curci Investors, L.P.
By: /s/ GEORGE BRAVANTE
Name Printed: George Bravante	Title: General Partner
By Lessee:
DPAC Technologies Corp.
By: /s/ WILLIAM M. STOWELL, CFO
Name Printed: William M. Stowell	Title: Chief Financial Officer

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Commercial Lease Termination Agreement